Exhibit 99.1

Contact: Robert Lewey, President
IES Holdings, Inc. 713-860-1500

FOR IMMEDIATE RELEASE

IES Holdings Completes Acquisition that Expands Mechanical Services Offering

HOUSTON — June 15, 2017 — IES Holdings, Inc. (or “IES”) (NASDAQ: IESC) today announced that STR Mechanical, LLC (“STR Mechanical”), a subsidiary within IES’s Commercial & Industrial segment, has acquired all of the membership interests of Technical Services II, LLC (“Technical Services”), a Chesapeake, Virginia-based provider of mechanical maintenance services, including commercial heating, ventilation and air conditioning (“HVAC”), food service equipment, electrical and plumbing services. Initially Technical Services is expected to contribute annualized revenues of approximately $5 million.

IES acquired 80% of the membership interests in STR Mechanical in April 2016 to serve as a platform for preventative and emergency mechanical maintenance services. STR Mechanical, based in Charlotte, North Carolina, provides commercial, industrial and institutional HVAC services, including maintenance, repair, and replacement services, and temperature control system installations. Technical Services will operate as a subsidiary of STR Mechanical within IES’s Commercial & Industrial segment, and will continue to operate under the Technical Services name.

Robert Lewey, President of IES, said, “Since acquiring STR Mechanical in April 2016, we have been impressed with the strong mechanical service business that its CEO Keith Moore and President Chris Landreth are building. During this time we have worked with Keith to evaluate a number of acquisition targets to grow this platform, with a focus on businesses that provide comprehensive mechanical maintenance services to customers, often through preventative maintenance agreements. We are pleased this effort has identified Paul Drake, the majority owner and President of Technical Services, and are excited that Paul and his team will become a part of the IES family of companies.”

Keith Moore, CEO of STR Mechanical, added, “Technical Services adds a strong customer base to STR Mechanical and expands our geographic reach into the attractive Chesapeake, Virginia and Richmond, Virginia markets. I look forward to working closely with Paul to further grow and enhance our combined mechanical services offering.”

ABOUT IES HOLDINGS, INC.

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial infrastructure services to a variety of end markets. Our approximately 4,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

ABOUT STR MECHANICAL

STR Mechanical provides commercial and industrial mechanical services, including maintenance, repair, and replacement services, and temperature control system installations. For more information about STR Mechanical, please visit www.strmechanical.com.

ABOUT TECHNICAL SERVICES

Technical Services, established in 1988, provides commercial heating, ventilation and air conditioning, food service equipment, electrical and plumbing services. For more information about Technical Services, please visit www.technicalsvcs.com.

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a change in the federal tax rate; the potential recognition of valuation allowances on net deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2016 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under “Investors.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.